Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2022, with respect to the consolidated financial statements of Cronos Group Inc., and the effectiveness of internal control over financial reporting, incorporated by reference in the Registration Statements (No. 333-237528 and No. 333-226131) on Form S-8.
/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
Vaughan, Canada
March 1, 2022